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                                                                     Exhibit 2.p

                             SUBSCRIPTION AGREEMENT

         THIS SUBSCRIPTION AGREEMENT is entered into as of the 29th day of June, 1999, between Paul S. Efron (the "Trustee"), not in his individual capacity, but solely as trustee of Express Scripts Automatic Exchange Security Trust (previously known as Eleventh Automatic Common Exchange Security Trust), a trust organized and existing under the laws of New York (the "Trust"), and Goldman, Sachs & Co. (the "Purchaser").

                      THE PARTIES HEREBY AGREE AS FOLLOWS:

                        PURCHASE AND SALE OF THE SECURITY

         1.1 SALE AND ISSUANCE OF THE SECURITY. Subject to the terms and conditions of this Agreement, the Trustee agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Trustee, one Trust Automatic Common Exchange Security, representing an undivided beneficial interest in the Trust (the "Security") at an aggregate purchase price of $100.

         1.2 CLOSING. The purchase and sale of the Security (the "Closing") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:30 a.m., on June 29, 1999, or at such other time (the "Closing Date") and place as the Trustee and the Purchaser mutually agree upon. At or after the Closing, the Trustee shall deliver to the Purchaser a certificate representing the Security, registered in the name of the Purchaser or its nominee. Payment for the Security shall be made on or prior to the Closing Date by the Purchaser by bank wire transfers or by delivery of certified or official bank checks, in either case in immediately available funds, of an amount equal to the purchase price of the Security.

         2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER. The Purchaser hereby represents and warrants to, and covenants for the benefit of, the Trust that:

         2.1 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made by the Trustee with the Purchaser in reliance upon the Purchaser's representation to the Trustee, which by the Purchaser's execution of this Agreement the
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Purchaser hereby confirms, that the Security is being acquired for investment for the Purchaser's own account, and not as a nominee or agent and not with a view to the resale or distribution by the Purchaser of the Security, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Security, in either case in violation of any securities registration requirement under applicable law, but subject nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the Security.

         2.2 INVESTMENT EXPERIENCE. The Purchaser acknowledges that it can bear the economic risk of the investment for an indefinite period of time and has such knowledge and experience in financial and business matters (and particularly in the business in which the Trust operates) as to be capable of evaluating the merits and risks of the investment in the Security. The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Act").

         2.3 RESTRICTED SECURITIES. The Purchaser understands that the Security is characterized as a "restricted security" under the United States securities laws inasmuch as it is being acquired from the Trustee in a transaction not involving a public offering and that under such laws and applicable regulations the Security may be resold without registration under the Act only in certain circumstances. In this connection, the Purchaser represents that it understands the resale limitations imposed by the Act and is generally familiar with the existing resale limitations imposed by Rule 144.

         2.4 FURTHER LIMITATIONS ON DISPOSITION.

         (a) The Purchaser further agrees not to make any disposition directly or indirectly of all or any portion of the Security unless and until:

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                  (i) There is then in effect a registration statement under the
Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                  (ii) The Purchaser shall have furnished the Trustee with an opinion of counsel, reasonably satisfactory to the Trustee, that such disposition will not require registration of such Securities under the Act; or

         (b) Notwithstanding the provisions of subsection (a) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Purchaser to any affiliate of the Purchaser, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if it were the original Purchaser hereunder.

         2.5 LEGENDS. It is understood that the certificate evidencing the Security may bear either or both of the following legends:

                  (a) "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel reasonably satisfactory to the Trustee of Amdocs Automatic Common Exchange Security Trust that such registration is not required."

                  (b) Any legend required by the laws of any other applicable jurisdiction.

         The Purchaser and the Trustee agree that the legend contained in the paragraph (a) above shall be removed at a holder's request when it is no longer necessary to ensure compliance with federal securities laws.

         2.6 AMENDMENT TO TRUST AGREEMENT; SPLIT OF THE SECURITIES. The
Purchaser consents to (a) the execution and delivery by the Trustee and Goldman, Sachs & Co., as sponsor of the Trust, of an Amended and Restated Trust Agreement in such form as the Trustee may deem appropriate, and (b) the split of the Purchaser's Security. Subsequent to the determination of the public offering price per Security and related underwriting discount for the Securities to be sold
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to the Underwriters (as defined in the aforementioned Amended and Restated Trust
Agreement) but prior to the sale of the Securities to the Underwriters, the Security purchased hereby shall be split into a greater number of Securities so that immediately following such split the value of each Security held by the Purchaser will equal the aforesaid public offering price less the related underwriting discount.

         2.7 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                                     TRUSTEE



                                                     /s/ PAUL S. EFRON
                                                     ---------------------------
                                                     Paul S. Efron
                                                     as Trustee



                                                     GOLDMAN, SACHS & CO.



                                                     /s/ GOLDMAN, SACHS & CO.
                                                     ---------------------------
                                                     Goldman, Sachs & Co.
                                                     as Purchaser